Date : 2nd May 2018

Chin Tek Mun
No. 73, Jalan Tawas Mewah 8
Taman Tawas Mewah
30010 Ipoh, Perak
Malaysia

To,

The Board of Directors,
Andes 7 Inc
424 Clay Street, Lower Level,
San Francisco CA 94111

Dear sir,

RE : Resignation Letter as Chief Operating Officer for Andes 7 Inc (CIK 0001650205)
Chin Tek Mun

I, Chin Tek Mun, (Malaysia Passport : A32862601), due to personal and unavoidable circumstances, I hereby tender my resignation as Chief Operating Officer of Andes 7 Inc with immediate effect.

Kindly accept this letter as my resignation with immediate effect from May 2, 2018, from the post of Chief Operating Officer of Andes 7 Inc. and relieve me of my duties.

I confirm that no money are owing to me by way of fees, salaries and other expenses and I have no claim for compensation for loss of office or otherwise against the company.

Kindly acknowledge the receipt of this resignation letter and arrange to submit the necessary forms with the U.S. Securities and Exchange Commission, to that effect.

Thanks you,

Yours sincerely,

Chin Tek Mun
Malaysia Passport : A32862601

Reg. No. 1683/2543
Commission Expires 24 - Aug - 2020

02 - May - 2018